As filed with the Securities and Exchange Commission on February 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MORGANS HOTEL GROUP CO.
(Exact name of registrant as specified in its charter)

Delaware	16-1736884
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
475 Tenth Avenue
New York, NY 10018
(212) 277-4100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David Smail, Esq.
Executive Vice President and Chief Legal Officer
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
J. Warren Gorrell, Jr., Esq.
Bruce W. Gilchrist, Esq.
Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.      ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.      ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.       ☐
      If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.      ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
     Large accelerated filer ☐             Accelerated filer ☑                       Non-accelerated filer ☐                       Smaller reporting company ☐
                                        (Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum Offering	Proposed
	Amount to be	Price	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered	Per Unit	Offering Price (1)	Registration Fee
Common Stock, par value $0.01 per share	7,858,755(1)(2)	$14.81(3)	$116,388,161.55(3)	$4,574.06

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Represents the maximum number of shares of common stock issuable upon conversion of the 2.375% Senior Subordinated Convertible Notes due 2014 at a conversion rate corresponding to the maximum conversion rate of 45.5580 shares per $1,000 principal amount of the notes.

(3)	The proposed maximum offering price per share with respect to the 7,858,755 shares being registered pursuant to this Registration Statement is $14.81, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common stock on the NASDAQ Global Market on February 12, 2008.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.
Subject To Completion, Dated February 14, 2008
PROSPECTUS
7,858,755 Shares
Morgans Hotel Group Co.
Common Stock

     We issued and sold $172,500,000 aggregate principal amount of our 2.375% Senior Subordinated Convertible Notes due 2014, or the notes, in a private placement completed in October 2007. The notes are fully and unconditionally guaranteed by Morgans Group LLC, our operating company, on a senior subordinated basis. Under certain circumstances, we may issue shares of our common stock upon the conversion of the notes. In such circumstances, the recipients of such shares of common stock, whom we refer to herein as the selling securityholders, may use this prospectus to resell from time to time the common stock that we issue to them upon the conversion of the notes. Additional selling securityholders may be named by future prospectus supplements, post-effective amendments, or in filings we make with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus.
     The registration of our common stock covered by this prospectus does not necessarily mean that any of the selling securityholders will convert their notes into our common stock or that any of the shares of our common stock received upon conversion of the notes will be offered or sold by the selling securityholders.
     We will receive no proceeds from any issuance of our common stock to the selling securityholders or from any sale of such shares by the selling securityholders, but we have agreed to pay certain registration expenses relating to such common stock. See “Selling Securityholders” and “Plan of Distribution.” The selling securityholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.
     Our common stock currently trades on the NASDAQ Global Market, or NASDAQ, under the symbol “MHGC.” On February 13, 2008, the last reported sales price of our common stock on NASDAQ was $15.14 per share.

     You should consider the risks that we have described in “Risk Factors” on page 1 of this prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008

          You should rely only on the information contained in this prospectus and any prospectus supplement, post-effective amendment or any filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement, post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus, is correct on any date after the respective dates of the prospectus and such prospectus supplements, post-effective amendments or filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus, as applicable, even though this prospectus and such prospectus supplements, post-effective amendments or filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus, are delivered or shares are sold pursuant to the prospectus and such prospectus supplements, post-effective amendments or filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act which is incorporated by reference in this prospectus, our business, financial condition, results of operations and prospects might have changed.
           We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, or Securities Act, with respect to the offered shares, using a “shelf” registration process. Under this process, selling securityholders named in this prospectus may sell our common stock from time to time. This prospectus provides you with a general description of our common stock that any selling securityholders may offer. Each time any selling securityholder sells our common stock, the selling securityholders will provide a prospectus and any prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, may add, update or change information

i

contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, together with additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.
          Selling securityholders may offer the shares directly, through agents, or to or through underwriters. A prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the shares. See “Plan of Distribution” for more information on this topic.
          References in this prospectus to “we,” “our,” “us” and “our company” refer to Morgans Hotel Group Co., a Delaware corporation, and our consolidated subsidiaries and any predecessor entities. All references to “common stock” refer to Morgans Hotel Group Co.’s common stock, par value $0.01 per share.

ii

RISK FACTORS
     You should consider carefully the risks incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement or post-effective amendment, before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties incorporated into this prospectus by reference are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, together with the information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions.
     The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. Important risks and factors that could cause our actual results to differ materially from any forward-looking statements include, but are not limited to:
•	risks related to obtaining financing on favorable terms, if at all, construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits and cost overruns;

•	downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

•	risks related to natural disasters, such as earthquakes and hurricanes;

•	risks associated with the acquisition, development and integration of properties;

•	the seasonal nature of the hospitality business;

•	changes in the tastes of our customers;

•	increases in real property tax rates;

•	increases in interest rates and operating costs;

•	the impact of any material litigation;

•	the loss of key members of our senior management;

•	general volatility of the capital markets and our ability to access the capital markets;

•	changes in the competitive environment in our industry and the markets where we invest; and

•	other risks identified in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.
THE COMPANY
     We are a fully integrated hospitality company that operates, owns, acquires, develops and redevelops boutique hotels in gateway cities and select resort markets in the United States and Europe. Over our 23-year history, we have gained experience operating in a variety of market conditions. At December 31, 2007, we owned or partially owned, and managed a portfolio of 11 luxury hotel properties in New York, Miami, Los Angeles, Scottsdale, San Francisco, London and Las Vegas, comprising approximately 3,400 rooms. In addition, we currently have eight announced developments or expansions, representing an estimated 3,350 additional guest rooms.
     Unlike traditional brand-managed or franchised hotels, boutique hotels provide their guests with what we believe is a distinctive lodging experience. Each of our hotels has a personality specifically tailored to reflect the local market environment and features a modern, sophisticated design that includes critically acclaimed public spaces, popular “destination” bars and restaurants and highly personalized service. Significant media attention has been devoted to our hotels which we believe is as a result of their distinctive nature, renowned design, dynamic and exciting atmosphere, celebrity guests and high-profile events. We believe that the Morgans Hotel Group brand, and each of our individual property brands are synonymous with style, innovation and service. We believe this combination of lodging and social experiences, and association with our brands, increases our occupancy levels and pricing power.
     We conduct our operations through Morgans Group LLC, our operating company, which holds substantially all of our assets. We are the managing member of Morgans Group LLC and held approximately 97.0% of its membership units at December 31, 2007. We manage all aspects of Morgans Group LLC, including the operation, investment and sale and purchase of hotels.
     We were incorporated in Delaware in October 2005. Our corporate offices are located at 475 Tenth Avenue, New York, New York 10018. Our telephone number is (212) 277-4100. We maintain a website that contains information about us at www.morganshotelgroup.com. The information included on our website is not, and should not be considered as, a part of this prospectus.

USE OF PROCEEDS
     We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of the notes named in the section entitled “Selling Securityholders.” We will not receive any of the proceeds from the resale of our common stock by such selling securityholders.
     The selling securityholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting or tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.
SELLING SECURITYHOLDERS
     The notes were originally issued by us and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue common stock upon the conversion of the notes. In such circumstances, the selling securityholders may use this prospectus to resell from time to time the common stock that we may issue to them upon the conversion of the notes. Information about selling securityholders is set forth in the table below, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus.
     Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, any or all of the share of common stock which we may issue upon the conversion of the notes.
     The following table sets forth information, as of February 13, 2008, with respect to the selling securityholders and the number of shares of common stock that would become beneficially owned by each selling securityholder should we issue shares of our common stock to such selling securityholder and that may be offered pursuant to this prospectus upon the conversion of the notes. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of common stock which we may issue upon the conversion of the notes. Because the selling securityholders may offer all or some portion of such common stock, we cannot estimate the number of shares of common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, since the date on which they provided the information regarding their notes, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock in transactions exempt from the registration requirements of the Securities Act.
     The number of shares of common stock issuable upon the conversion of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at the maximum conversion rate of 45.5580 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This conversion rate is subject to adjustment in certain events. Accordingly, the number of shares of common stock issued upon the conversion of the notes may increase or decrease from time to time. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the conversion of the notes.
     Except as set forth in the table below, based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years.
     To the extent any of the selling securityholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by them.

		Percentage			Percentage of
	Number of	of Shares		Number of	Shares
	Shares	Beneficially	Number of	Shares	Beneficially
	Beneficially	Owned Prior	Shares	Beneficially	Owned After
	Owned Prior	to the	Offered	Owned After the	the Offering
Name	to the Offering	Offering (1)	Hereby	Offering (2)	(1) (2)
Allstate Insurance Company † (3)	113,895	*	113,895	—	*
Bancroft Fund Ltd. (4)	45,558	*	45,558	—	*
Bank of America Pension Plan (5)	68,337	*	68,337	—	*
CALAMOS Market Neutral Income Fund – CALAMOS Investment Trust (6)	227,790	*	227,790	—	*
Canyon Capital Arbitrage Master Fund, Ltd. † (7)	23,917	*	23,917	—	*
Canyon Value Realization Fund, L.P. † (8)	9,931	*	9,931	—	*
Canyon Value Realization MAC 18 Ltd. † (9)	1,685	*	1,685	—	*
CBARB, a segregated account of Geode Capital Master Fund Ltd. (10)	284,737	*	284,737	—	*
CC Arbitrage, Ltd. † (11)	22,779	*	22,779	—	*
CIBC World Markets Corp. † (12)	159,453	*	159,453	—	*
Citadel Equity Fund, Ltd. † (13)	2,911,530	8.8%	1,093,392	1,818,138	5.5%
Citigroup Global Markets Inc. † (14)	296,127	*	296,127	—	*
Columbia Convertible Securities Fund (15)	45,558	*	45,558	—	*
Concordia Institutional Multi-Strategy Ltd. (16)	11,389	*	11,389	—	*
Concordia MAC29 Ltd. (17)	11,389	*	11,389	—	*
Concordia Partners LP (18)	22,779	*	22,779	—	*
DBAG London † (19)	141,229	*	141,229	—	*
DeepRock & Co. (20)	9,111	*	9,111	—	*
Ellsworth Fund Ltd. (21)	45,558	*	45,558	—	*
Equity Overlay Fund, LLC (22)	13,667	*	13,667	—	*
HFR CA Select Master Trust Fund (23)	22,779	*	22,779	—	*
Highbridge Convertible Arbitrage Master Fund, L.P. (24)	45,558	*	45,558	—	*
Highbridge International LLC (25)	273,348	*	273,348	—	*
Institutional Benchmark Series (Master Feeder) Ltd. (26)	86,560	*	86,560	—	*
Institutional Benchmarks Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series (27)	68,337	*	68,337	—	*

		Percentage			Percentage of
	Number of	of Shares		Number of	Shares
	Shares	Beneficially	Number of	Shares	Beneficially
	Beneficially	Owned Prior	Shares	Beneficially	Owned After
	Owned Prior	to the	Offered	Owned After the	the Offering
Name	to the Offering	Offering (1)	Hereby	Offering (2)	(1) (2)
John Deere Pension Plan (28)	9,111	*	9,111	—	*
Linden Capital LP (29)	410,022	1.3%	410,022	—	*
LYXOR/Canyon Capital Arbitrage Fund Limited † (30)	6,833	*	6,833	—	*
Peoples Benefit Life Insurance Company Teamsters (31)	143,507	*	143,507	—	*
Redbourn Partners LTD (32)	138,951	*	138,951	—	*
Retail Clerks Pension Trust #1 (33)	22,779	*	22,779	—	*
Retail Clerks Pension Trust #2 (34)	50,113	*	50,113	—	*
S.A.C. Arbitrage Fund, LLC (35)	318,906	*	318,906	—	*
San Diego County Employees Retirement Association (36)	59,225	*	59,225	—	*
Silvercreek Limited Partnership (37)	273,348	*	273,348	—	*
Silvercreek II Limited (38)	136,674	*	136,674	—	*
The Canyon Value Realization Fund (Cayman), Ltd. † (39)	25,968	*	25,968	—	*
Vicis Capital Master Fund (40)	546,696	1.7%	546,696	—	*
Wachovia Capital Markets LLC † (41)	45,558	*	45,558	—	*
Wells Fargo & Company † (42)	22,779	*	22,779	—	*
Zazove Convertible Arbitrage Fund, L.P. (43)	145,785	*	145,785	—	*
Zazove Hedged Convertible Fund, L.P. (44)	118,450	*	118,450	—	*
Any other holder of common stock issuable upon conversion of the notes or future transferee, pledge, donee or successor of any holder	2,239,187	6.5%	2,239,187	—	*

TOTAL (45)	9,676,893	24.2%	7,858,755	1,818,138	4.6%

*	Less than 1%

†	The selling securityholders identified with a crosshatch have indicated that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Based on a total of 32,063,086 shares of common stock outstanding as of February 11, 2008. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes in calculating these percentages.

(2)	Assumes the selling securityholder sells all of its shares of common stock offered pursuant to this prospectus.

(3)	The Allstate Corporation, which is a New York Stock Exchange listed company, is the parent company of Allstate Insurance Company, an Illinois insurance company.

(4)	Davis-Dinsmore Management Company has voting and investment power with respect to securities owned by Bancroft Fund Ltd. Thomas Dinsmore is the portfolio manager of Davis-Dinsmore Management Company.

(5)	John Wagner has voting power and investment control with respect to securities owned by Bank of America Pension Plan.

(6)	Calamos Advisors LLC is the investment advisor for CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust. Nick Calamos, the Chief Information Officer of Calamos Advisors LLC, has voting power and investment control with respect to these securities.

(7)	Canyon Capital Advisors LLC has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(8)	The general partner of Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. Canpartners Investments III, L.P. has voting and investment power with respect to securities owned by Canyon Value Realization Fund, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(9)	Canyon Capital Advisors LLC has voting and investment power with respect to securities owned by Canyon Value Realization MAC 18, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua F. Friedman, Mitchell R. Julis and K. Robert Turner.

(10)	Phil Dumas and Bob Min, on behalf of CBARB, a segregated account of Geode Capital Master Fund Ltd. and an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda, have voting and investment power over these securities.

(11)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Arbitrage, Ltd.

(12)	CIBC World Markets Corp. is a subsidiary of CIBC World Markets Inc., a publicly-held entity. CIBC World Markets Corp. was an underwriter in our July 2007 equity offering.

(13)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund, Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund, Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund, Ltd. The ownership information reported herein with respect to Citadel Equity Fund, Ltd. is based upon information provided by or on behalf of Citadel Equity Fund, Ltd. as well as upon the information provided in the Schedule 13G filed by CIG, Citadel Investment Group II, L.L.C., CLP, Kenneth Griffin, Citadel Holdings I LP, Citadel Holdings II LP, Citadel Advisors LLC, Citadel Equity Fund, Ltd., Citadel Derivatives Group LLC, Citadel Derivatives Trading Ltd. and Wingate Capital Ltd. as a group on February 14, 2008. According to the Schedule 13G, each of the members of the group beneficially owned, as of February 14, 2008, 1,818,138 shares of our common stock and had sole voting and dispositive power with respect to none of such shares of common stock.

(14)	Citigroup Global Markets Inc. is a wholly-owned subsidiary of Citigroup Inc., a publicly held entity. Citigroup Global Markets Inc. was an initial purchaser in our October 2007 notes offering and has engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. Affiliates of Citigroup Global Markets Inc. are lenders under our revolving credit facility.

(15)	Yanfang (Emma) Yan, Director and Senior Equity Portfolio Manager, has investment control and the Columbia Proxy Board has voting power with respect to the securities owned by Columbia Convertible Securities Fund.

(16)	Concordia Advisors LLC, acting as sub-advisors, has voting power and investment control over the securities held by Concordia Institutional Multi-Strategy Ltd.

(17)	Concordia Advisors LLC, acting as sub-advisors, has voting power and investment control over the securities held by Concordia MAC29 Ltd.

(18)	Concordia Advisors LLC, acting as sub-advisors, has voting power and investment control over the securities held by Concordia Partners LP.

(19)	John Arnone has voting power and investment control with respect to these securities.

(20)	John Wagner has voting power and investment control with respect to securities owned by DeepRock & Co.

(21)	Davis-Dinsmore Management Company has voting and investment power with respect to securities owned by Ellsworth Fund Ltd. Thomas Dinsmore is the portfolio manager of Davis-Dinsmore Management Company.

(22)	John Wagner has voting power and investment control with respect to securities owned by Equity Overlay Fund, LLC.

(23)	Gene Pretti has voting power and investment control over the securities beneficially owned by HFR CA Select Master Trust Fund.

(24)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highland Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(25)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highland International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(26)	Gene Pretti has voting power and investment control over the securities beneficially owned by Institutional Benchmarks Series (Master Feeder) Ltd.

(27)	John Wagner has voting power and investment control with respect to securities owned by Institutional Benchmarks Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series.

(28)	John Wagner has voting power and investment control with respect to securities owned by John Deere Pension Plan.

(29)	Siu Min Wong exercises voting power and investment control over the securities held by Linden Capital LP.

(30)	Canyon Capital Advisors LLC has the power to direct investments by LYXOR/Canyon Capital Arbitrage Fund Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(31)	John Wagner has voting power and investment control with respect to securities owned by Peoples Benefit Life Insurance Company Teamsters.

(32)	John Wagner has voting power and investment control with respect to securities owned by Redbourn Partners LTD.

(33)	John Wagner has voting power and investment control with respect to securities owned by Retail Clerks Pension Trust #1.

(34)	John Wagner has voting power and investment control with respect to securities owned by Retail Clerks Pension Trust #2.

(35)	S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.

(36)	Gene Pretti has voting power and investment control over the securities beneficially owned by San Diego County Employees Retirement Association.

(37)	Louise Morwick, Bryn Joynt and Chris Witkowski have voting and investment power with respect to securities owned by Silvercreek Limited Partnership.

(38)	Louise Morwick, Bryn Joynt and Chris Witkowski have voting and investment power with respect to securities owned by Silvercreek II Limited.

(39)	Canyon Capital Advisors LLC has the power to direct investments by The Canyon Value Realization Fund (Cayman), Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(40)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. Shad Stastney, John Succo and Sky Lucas exercise equal control over Vicis Capital LLC, but disclaim individual ownership of the securities owned by Vicis Capital Master Fund.

(41)	Wachovia Capital Marktes LLC is a subsidiary of Wachovia Corp., a publicly-held entity.

(42)	Wells Fargo & Company is a publicly-held entity.

(43)	Gene Pretti has voting power and investment control over the securities beneficially owned by Zazove Convertible Arbitrage Fund, L.P.

(44)	Gene Pretti has voting power and investment control over the securities beneficially owned by Zazove Hedged Convertible Fund, L.P.

(45)	Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act which is incorporated by reference in this prospectus. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the selling securityholders table by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act which is incorporated by reference in this prospectus. If required, we will add transferees, successors and donees by prospectus supplement, post-effective amendment or in a filing we make with the SEC under the Exchange Act which is incorporated by reference in this prospectus in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
     Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements, post-effective amendments or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus if and when necessary.

DESCRIPTION OF OUR CAPITAL STOCK
     The following summary of the material terms of our capital stock does not include all of the terms of our capital stock and should be read together with our certificate of incorporation and by-laws and with applicable Delaware law. Our certificate of incorporation and by-laws are incorporated by reference herein.
Authorized Common and Preferred Stock
     Under our certificate of incorporation, we have the authority to issue up to 200,000,000 shares of common stock, $0.01 par value per share, and up to 40,000,000 shares of preferred stock, $0.01 par value per share.
Common Stock
     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
     As of the date of this prospectus, we have not issued any shares of preferred stock. Subject to limitations prescribed by Delaware law and our certificate of incorporation and bylaws, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or duly authorized committee thereof. The preferred stock of our company will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter and Bylaws
     Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     Section 203 defines “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
     Charter and Bylaws Provisions. Our charter and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.
     Removals and Vacancies. Our charter provides that vacancies on the board of directors may only be filled by a majority of the board of directors then in office and further provides that directors may be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors.
     Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 200,000,000 shares of common stock and 40,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by our board of directors in one or more transactions. In this regard, our charter grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.
     Special Meetings of Stockholders. Our bylaws provide that, except as otherwise required by law, special meetings of our stockholders may be called only by the chairman or vice-chairman of the board of directors, the chief executive officer or by the board of directors.
     No Stockholder Action by Written Consent. Our charter provides that an action required or permitted to be taken at any annual or special meeting of its stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.
     Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our charter or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, except for stockholder proposals submitted in accordance with the federal proxy rules, as to which the requirements specified therein shall control, notice must be received at our principal executive offices not less than 60 nor more than 90 days prior to the meeting. The notice must contain certain information specified in the bylaws.
     Limitation of Director Liability. Our charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a director’s fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Our bylaws also provide that our directors and officers shall be indemnified and provide for the reimbursement to them of expenses in connection with proceedings and claims arising out of their status as such.
Stockholder Protection Rights Agreement
     On October 9, 2007, our board of directors adopted a Stockholder Protection Rights Agreement, or Rights Agreement. The Rights Agreement was not adopted in response to any specific effort to obtain control of our company. By its terms, the Rights Agreement will expire on October 9, 2008, unless extended.
     In connection with the adoption of the Rights Agreement, our board of directors declared a dividend of one right per outstanding share of our common stock. The rights will be distributed to the record holders as of October 19, 2007. The distribution will be made on the later of the record date and the date on which the rights are registered under the Exchange Act.
     The Rights Agreement is structured as follows:
•	Until the earlier of (i) 10 business days after the earlier of (A) the announcement by us that a person or group has acquired 15 percent or more of our common stock, which we refer to as an Acquiring Person, and (B) the date and time on which an Acquiring Person has acquired more than 90 per cent of our common stock (such 10th business day or earlier or later day as may be designated by the our board of directors is referred to as the Flip-in Date) and (ii) the 10th business day (or such later date as may be designated by our board of directors) after any person or group commences a tender offer that will result in such person owning 15 percent or more of our common stock, (a) the rights will be evidenced by the certificates for the common stock, (b) will automatically trade with the common stock and (c) will not be exercisable. Thereafter, separate certificates for the rights will be distributed and each right will entitle its holder to purchase a fraction of a share of our participating preferred stock for an exercise price of $100. If any person currently owns more than 15 percent of the outstanding shares of our common stock, the Flip-in Date will not occur by virtue of such ownership until such person acquires additional shares of our common stock.

•	Upon the occurrence of the Flip-in Date, each right (other than rights beneficially owned by any Acquiring Person or transferees thereof, whose rights become void) will entitle its holder to purchase, for the $100 exercise price, the number of shares of our common stock having a market value equal to twice the exercise price. If after the Flip-in Date, any person or group acquires between 15 per cent and 50 per cent of our common stock, then in lieu of allowing such exercise our board of directors may, at its option, exchange each exercisable right for one share of our common stock (or, at the board’s option, one one-hundredth of a share of our participating preferred stock). In addition, if an Acquiring Person controls our board of directors or is the owner of 90 percent or more of our common stock and thereafter we are involved in a merger or sell more than 50 percent of our assets or earning power (or enter into an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each right will entitle its holder to purchase, for the $100 exercise price, a number of shares of common stock of the Acquiring Person or other party to the transaction having a market value equal to twice the exercise price. The rights may generally be redeemed by our board of directors for $0.01 per right prior to the Flip-in Date.

Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is The Bank of New York Mellon Corporation.

NEVADA GAMING REGULATION AND LICENSING
Introduction
     We completed the acquisition of the Hard Rock Hotel & Casino in Las Vegas and related assets for approximately $770 million in February 2007, together with an affiliate of DLJ Merchant Banking Partners, or DLJMB. We funded one-third of the equity, or approximately $57.5 million, and DLJMB funded two-thirds of the equity, or approximately $115.1 million. The remainder of the purchase price was financed through borrowings under a secured credit agreement entered into by the joint venture. Concurrent with the closing of the transaction, the joint venture also entered into a definitive lease agreement with an affiliate of Golden Gaming Inc. to operate all gaming and related activities of the property’s casino.
     The gaming industry is highly regulated. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability, licenses and approvals will not be suspended, conditioned, limited or revoked. The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act, or the Act, and the regulations made under such Act, as well as to various local ordinances. The Hard Rock Hotel & Casino in Las Vegas is subject to the licensing and regulatory control of the Nevada Gaming Commission, or the Nevada Commission, the Nevada State Gaming Control Board, or the Nevada Board, and the Clark County Liquor and Gaming Licensing Board, or the Clark County Board, which we refer to herein collectively as the Nevada Gaming Authorities.
Owner and Operator Licensing Requirements
     In order for HRHH Gaming, LLC, an indirect subsidiary of Hard Rock Holdings, LLC, our joint venture entity with DLJMB, to become the operator of the gaming related activities at the Hard Rock Hotel & Casino, it is required to apply for approval from, and be licensed by, the Nevada Gaming Authorities as a nonrestricted licensee, which we refer to herein as a company licensee. Once HRHH Gaming, LLC’s gaming licenses become effective, it will have to pay periodic fees and taxes. The gaming licenses will not be transferable. HRHH Gaming, LLC has filed all necessary applications with the Nevada Gaming Authorities. On January 24, 2008, the Nevada Commission granted the gaming license applications of HRHH Gaming, LLC, conditioned on the effectiveness of the registration of the voting equity of its parent, Hard Rock Hotel Holdings, LLC, with the SEC. It is anticipated that effectiveness of this SEC registration will occur on February 18, 2008. The Clark County Board has not yet acted on the gaming license application of HRHH Gaming, LLC. Since the Clark County Board has deferred to the State authorities, it is anticipated that Clark County licenses will be issued before February 18, 2008.
Registration Requirements
     In order for HRHH Gaming, LLC to be licensed to operate the gaming related activities at the Hard Rock Hotel & Casino, we are required to apply to, and be found suitable by, the Nevada Commission to own voting securities of Hard Rock Hotel Holdings, LLC and to be registered by the Nevada Commission as a publicly traded corporation, which we refer to herein as a registered company, for the purposes of the Act. Our application for registration was granted by the Nevada Commission on January 24, 2008. Hard Rock Hotel Holdings, LLC is also required to be registered by the Nevada Commission as a registered company, and its subsidiaries in the line of ownership of HRHH Gaming, LLC are also required to apply to, and be found suitable by the Nevada Commission to own the equity interests of their respective subsidiaries and to be registered by the Nevada Commission as intermediary companies. All of the required applications by these prospective registrants were granted by the Nevada Commission on January 24, 2008, conditioned on the effectiveness of the registration of the voting equity of its parent, Hard Rock Hotel Holdings, LLC, with the SEC. It is anticipated that effectiveness of this SEC registration will occur on February 18, 2008.
     As a registered company, we are required to submit detailed financial and operating reports to the Nevada Commission and provide any other information that the Nevada Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Commission.

Individual Licensing Requirements
     No person may become a stockholder of, or receive any percentage of the profits of, a registered intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.
     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, it would have to sever all relationships with that person. In addition, the Nevada Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.
Consequences of Violating Gaming Laws
     If the Nevada Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our applications, or registrations and gaming license, once obtained. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Act, or of the regulations of the Nevada Commission, at the discretion of the Nevada Commission. Further, the Nevada Commission could appoint a supervisor to operate the gaming related activities at the Hard Rock Hotel & Casino and, under specified circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming licenses we may obtain and the appointment of a supervisor could, and revocation of any such gaming license would, have a significant negative effect on our gaming operations.
Requirements for Voting Security Holders
     Regardless of the number of shares held, any beneficial holder of the voting securities of a registered company may be required to file an application, be investigated and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of such securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.
     The Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Commission. The Act requires beneficial owners of more than 10% of a registered company’s voting securities to apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Act, which acquires more than 10%, but not more than 15%, of the registered company’s voting securities may apply to the Nevada Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, own up to 19% of the voting securities of a registered company for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the registered company’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:
•	voting on all matters voted on by stockholders or interest holders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	other activities that the Nevada Commission may determine to be consistent with such investment intent.
Requirements for Debt Security Holders
     The Nevada Commission may, in its discretion, require any holder of our debt securities to file applications, be investigated and be found suitable to own such securities, if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then we can be sanctioned (which may include the loss of our approvals) if, without the prior approval of the Nevada Commission, we (1) pay to the unsuitable person any dividend, interest, or any distribution whatsoever, (2) recognize any voting right by such unsuitable person in connection with such securities, (3) pay the unsuitable person remuneration in any form or (4) make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.
Consequences of Being Found Unsuitable
     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:
•	pay that person any dividend or interest upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right held by that person relating to us;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.
Approval of Public Offerings
     A registered company may not make a public offering of its securities without the prior approval of the Nevada Commission if it intends to use the proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. On January 24, 2008, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions, or Shelf Approval. The Shelf Approval also applies to any affiliated company wholly owned by us which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Shelf Approval does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.
Approval of Changes in Control
     Once we become a registered company, we must obtain prior approval of the Nevada Commission with respect to a change in control through:
•	merger;

•	consolidation;

•	stock or asset acquisitions;

•	management or consulting agreements; or

•	any act or conduct by a person by which the person obtains control of us.
     Entities seeking to acquire control of a registered company must satisfy the Nevada Board and Nevada Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.
Approval of Defensive Tactics
     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses or affecting registered companies that are affiliated with the operations permitted by Nevada gaming licenses may be harmful to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:
•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.
     Once we become a registered company, approvals may be required from the Nevada Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.
Fees and Taxes
     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon:
•	a percentage of the gross revenue received;

•	the number of gaming devices operated; or

•	the number of table games operated.
     A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with admission fees, the selling or serving of food or refreshments or the selling of merchandise.
Foreign Gaming Investigations
     Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with those persons (collectively, “licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of the licensee’s or registrant’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Act. A licensee or registrant is also subject to disciplinary action by the Nevada Commission if it:
•	knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

•	fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

•	engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

•	employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.
License for Conduct of Gaming and Sale of Alcoholic Beverages
     The conduct of gaming activities and the service and sale of alcoholic beverages at the Hard Rock Hotel & Casino are subject to licensing, control and regulation by the Clark County Board. In addition to approving the licensee, the Clark County Board has the authority to approve all persons owning or controlling the stock of any business entity controlling a gaming or liquor license. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon the operations of the Hard Rock Hotel & Casino.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
     The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for U.S. federal income tax purposes:
•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.
     This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
     If a partnership holds the common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common stock.
     You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.
Distributions
     Although we do not currently intend to pay distributions on our common stock and are currently prohibited from doing so by our revolving credit facility, if we do declare and pay such distributions, then, except as described below, such distributions will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate to the extent such distributions are made out of our current or accumulated earnings and profits. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on such distributions to you, unless you have furnished to us or another payor:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non- U.S. person and your entitlement to the lower treaty rate with respect to such distributions, or

•	in the case of distributions made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.
     If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.
     Distributions in excess of our current or accumulated earnings and profits will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock to the extent thereof. Distributions in excess of our current and accumulated earnings and profits that do exceed the adjusted basis of your common stock will be treated as gain from the sale of our common stock, the tax treatment of which is described below (See “Gain on Disposition of Common Stock”). Because of our status as a U.S. real property holding company as described below in “Gain on Disposition of Common Stock,” we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and you are not liable for tax on the receipt of that distribution. However, you may seek a refund of these amounts from the Internal Revenue Service if your U.S. tax liability with respect to the distribution is less than the amount withheld.
     If distributions paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the distributions are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the distributions, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•	you are a non-U.S. person, and

•	the distributions are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
“Effectively connected” distributions are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.
     If you are a corporate non-U.S. holder, “effectively connected” distributions that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition of Common Stock
     If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of common stock unless:
•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.
     We believe that we are a U.S. real property holding corporation for federal income tax purposes. Accordingly, you should consult your tax advisor if you are a non-U.S. holder and hold or contemplate acquiring more than 5% of the common stock.
     If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Federal Estate Taxes
     Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting
     If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:
•	dividend payments and

•	the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:
•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non- U.S. person in accordance with U.S. Treasury regulations, or
•	you otherwise establish an exemption.
     Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
     In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.
     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION
     The selling securityholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. The selling securityholders will be responsible for any agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:
•	on NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling securityholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus.
     In addition, the selling securityholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell shares short and deliver the shares to close out such short position. The selling securityholders may also enter into options, swaps or derivatives or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus.
     Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).
     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     The selling securityholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling securityholders and their affiliates.
     There can be no assurance that the selling securityholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
WHERE TO FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Information contained in this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement, post-effective amendment or filing we make with the SEC under the Exchange Act that is incorporated by reference in this prospectus, are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information.  The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2007, February 8, 2007, February 23, 2007, March 16, 2007, April 25, 2007, May 22, 2007, July 24, 2007, September 20, 2007, October 10,

2007, October 11, 2007, October 17, 2007, November 30, 2007, December 14, 2007, and February 5, 2008 and our Current Report on Form 8-K/A filed with the SEC on November 30, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated February 9, 2006, and all amendments or reports filed with the SEC for the purpose of updating such description.
     You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attention: Investor Relations
Telephone: (212) 277-4100
     Readers should rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement or post-effective amendment to this prospectus. Readers should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of the document.
LEGAL MATTERS
     Hogan & Hartson LLP will pass upon certain legal matters with respect to the common stock issuable upon conversion of the notes.
EXPERTS
     The consolidated/combined financial statements of Morgans Hotel Group Co. (the “Company”) as of December 31, 2006 and Morgans Hotel Group Co. Predecessor (the “Predecessor”) as of December 31, 2005 and for the period from February 17, 2006 through December 31, 2006 for the Company and for the period from January 1, through February 16, 2006 and for the years ended December 31, 2005 and 2004 for the Predecessor incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO Seidman LLP, an independent registered public accounting firm, incorporated herein by reference, and are incorporated herein given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the costs and expenses payable by us connection with the issuance and registration of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$4,574
Accounting Fees and Expenses	8,000
Legal Fees and Expenses	75,000
Printing Expenses	2,000
Miscellaneous	10,426
Total	$100,000
Item 15. Indemnification of Directors and Officers
     Section 145(a) of the General Corporation Law of the State of Delaware, or the Delaware General Corporation Law, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
     Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     As permitted by the Delaware General Corporation Law, our company has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our company’s certificate of incorporation and by-laws provide that our company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and our company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
     Our company maintains directors and officers liability insurance for the benefit of its directors and officers.
Item 16. Exhibits
     The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424,

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant,

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 14, 2008.

MORGANS HOTEL GROUP CO.
By:	/s/ Fred J. Kleisner
Fred J. Kleisner
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Richard Szymanski and David Smail, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the Act, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Hamamoto	Chairman of the Board of Directors	February 14, 2008
David T. Hamamoto

/s/ Fred J. Kleisner	President, Chief Executive Officer and	February 14, 2008
Fred J. Kleisner	Director (principal executive officer)

/s/ Richard Szymanski	Chief Financial Officer	February 14, 2008
Richard Szymanski	(principal financial and accounting officer)

/s/ Robert Friedman	Director	February 8, 2008
Robert Friedman

/s/ Jeffrey M. Gault	Director	February 14, 2008
Jeffrey M. Gault

/s/ Edwin L. Knetzger, III	Director	February 8, 2008
Edwin L. Knetzger, III

Signature	Title	Date

/s/ Thomas L. Harrison	Director	February 14, 2008
Thomas L. Harrison

/s/ Michael D. Malone	Director	February 11, 2008
Michael D. Malone

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Amended and Restated Certificate of Incorporation of Morgans Hotel Group Co., filed as Exhibit 3.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-129277) filed on February 9, 2006

3.2*	By-laws of Morgans Hotel Group Co., filed as Exhibit 3.2 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-129277) filed on February 9, 2006

4.1*	Indenture related to the Senior Subordinated Convertible Notes due 2014, dated as of October 17, 2007, by and among Morgans Hotel Group Co., Morgans Group LLC and The Bank of New York, as trustee (including form of 2.375% Senior Subordinated Convertible Note due 2014), filed as Exhibit 4.1 to our Current Report on Form 8-K dated October 17, 2007

4.2*	Registration Rights Agreement, dated as of October 17, 2007, between Morgans Hotel Group Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, filed as Exhibit 4.2 to our Current Report on Form 8-K dated October 17, 2007

4.3*	Stockholder Protection Rights Agreement, dated as of October 9, 2007, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company, filed as Exhibit 4.1 to our Current Report on Form 8-K dated October 10, 2007

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the common stock being registered

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)

*	Incorporated herein by reference as above indicated.